POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STUART M. ROTHENBERG ("Mr. Rothenberg") does hereby make, constitute and appoint Teresa Tsai, his true and lawful attorney, to execute and deliver in his name and on his behalf, whether Mr. Rothenberg is acting individually or as representative of others, any and all filings required to be made by Mr. Rothenberg under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities of WH LVH Managers Voteco LLC which may be deemed to be beneficially owned by Mr. Rothenberg under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as Mr. Rothenberg might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until revoked in writing by the undersigned .

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31, 2006.


STUART M. ROTHENBERG



/s/ Stuart M. Rothenberg